Exhibit 99.1

Allied Nevada Completes Cross-Border Public Offering

June 3, 2010 – Reno, Nevada – Allied Nevada Gold Corp. (“Allied Nevada” or the “Company”) (TSX: ANV; NYSE-A: ANV) announced today that it has completed its previously announced cross-border public offering of common stock (the “Offering”). In connection with the closing, a total of 13,500,000 shares of common stock were sold in the Offering, including 500,000 shares of common stock pursuant to the over-allotment option, at a price of Cdn$21.00 per share for aggregate proceeds of Cdn$283,500,000.

The Company intends to use the net proceeds of the Offering to satisfy its initial capital needs for the first three years of the accelerated mine plan at the Hycroft Mine, to fund exploration programs and to complete a feasibility study related to the sulfide mineralization at the Hycroft property.

Cormark Securities Inc. and GMP Securities L.P. were co-lead underwriters of a syndicate of underwriters that included Canaccord Genuity Corp., Dundee Securities Corporation, Desjardins Securities Inc., National Bank Financial Inc. and Dahlman Rose & Company, LLC.

The Offering was made in the United States and Canada only by means of written prospectuses. A copy of the prospectus supplement and the accompanying prospectus relating to the Offering are available on EDGAR at www.sec.gov, and a copy of the short form prospectus is available on SEDAR at www.sedar.com. Alternatively, copies of the prospectus supplement may be obtained by contacting Cormark Securities Inc. Attn: Susan Samila-Moroz, 200 Bay Street, Suite 2800, Toronto, ON M5J 2J2, email your request to ssmoroz@cormark.com or fax your request to 416-943-6496.

This press release does not constitute an offer to sell or the solicitation of an offer to buy nor will there be any sale of the securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.

Cautionary Statement Regarding Forward Looking Information

This press release contains “forward-looking statements” within the meaning of the U.S. Securities Act of 1933 and U.S. Securities Exchange Act of 1934 (and the equivalent under Canadian securities laws), including, but not limited to, the potential aggregate gross proceeds in the event the underwriters’ option is exercised in its entirety and the anticipated use of proceeds of the Offering. Forward-looking statements address activities, events or developments that Allied Nevada expects or anticipates will or may occur in the future, and are based on current expectations and assumptions. Although Allied Nevada management believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove correct. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, among others, adverse changes in economic and/or market conditions; risks relating to fluctuations in the price of gold; uncertainties concerning reserve and resource estimates; as well as those factors discussed in Allied Nevada’s filings with the SEC, including Allied Nevada’s prospectus in connection with the Offering, its latest Annual Report on Form 10-K and its other SEC filings (and SEDAR filings). Allied Nevada does not intend to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise except as may be required under applicable securities laws.

For further information on Allied Nevada, please contact:

Scott Caldwell President & CEO (775) 358-4455	Tracey Thom Vice President, Investor Relations (416) 409-6007